UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2018

Owens & Minor, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-9810	54-1701843
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

9120 Lockwood Blvd., Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (804) 723-7000
Not applicable
(former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 31, 2018, Richard A. Meier, Executive Vice President & Chief Financial Officer of Owens & Minor, Inc. (the “Company”), announced that he will be leaving the Company to pursue other opportunities. Mr. Meier will remain employed for a transition period to help facilitate the transfer of work and duties to his successor. As of the date of this filing, Mr. Meier’s severance benefits have not been finalized. The Company will begin a search for a permanent Chief Financial Officer immediately.
Effective June 1, 2018, Robert K. Snead, age 41, Group Vice President of Finance - Global Solutions, assumed the role of interim Chief Financial Officer of the Company.  Mr. Snead joined the Company in 2010 and has served as Group Vice President of Finance for the Global Solutions Strategic Business Unit since the beginning of 2018, Vice President of Strategy and Corporate Development during 2017, Treasurer and Vice President of Corporate Development from 2013 to 2017, and Operating Vice President of Corporate Development from 2010 to 2013.   Mr. Snead has a breadth of experience in financial planning and analysis; treasury, credit and risk management; debt financing; capital markets; strategy and strategic planning; investor relations; and mergers and acquisitions. Prior to joining the Company, Mr. Snead served as a director in Barclays Capital's global mergers and acquisitions group in New York, N.Y. He joined Barclays Capital through its acquisition of certain assets of Lehman Brothers, a company he joined in 2004 and where he served in a similar capacity. Mr. Snead earned a master's in business administration from Columbia Business School and a bachelor's of science in commerce from the University of Virginia.
In consideration of his service as interim Chief Financial Officer, Mr. Snead will be paid an annualized base salary at the rate of $450,000 and be eligible for a target annual cash bonus under the Company’s 2018 Annual Incentive Program equal to 40% of his base salary. He also continues to be eligible for an annual equity award of restricted stock in the amount of $114,000. Additionally, Mr. Snead will receive an equity award of time-based restricted stock pursuant to the Company’s 2018 Stock Incentive Plan effective June 1, 2018 with a grant date value of $300,000 that will cliff vest on the third anniversary of the grant date, subject to continued service with the Company through the vesting date. Mr. Snead will be covered by the Company’s previously filed Officer Severance Policy (see Exhibit 10.4 to the Company’s Current Report on Form 8-K dated and filed with the Securities & Exchange Commission (the “SEC”) on May 9, 2018) (the “Severance Policy”) and enter into an agreement substantially in the form of the previously filed Executive Severance Agreement (the form of which was included in Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 25, 2011).
Effective June 1, 2018, Michael W. Lowry, age 56, Senior Vice President, Corporate Controller, became the Company’s Chief Accounting Officer. Mr. Lowry joined the Company in 1988 and has served in various financial roles of increasing responsibility, including as Senior Vice President, Corporate Controller since June 2016, as Vice President, Corporate Controller from April 2013 to June 2016, interim Chief Financial Officer & interim Chief Accounting Officer from January 2013 until April 2013, and as Vice President, Treasurer from May 2009 until April 2013. Mr. Lowry’s annualized base salary is $293,423 and he is eligible for a target annual cash bonus under the Company’s 2018 Annual Incentive Program equal to 40% of his base salary. He also continues to be eligible for an annual equity award of restricted stock in the amount of $212,000. In recognition of this additional responsibility, Mr. Lowry will receive an equity award of time-based restricted stock pursuant to the Company’s 2018 Stock Incentive Plan effective June 1, 2018, with a grant date value of $200,000 that will cliff vest on the third anniversary of the grant date, subject to continued service with the Company through the vesting date.
Except for the arrangements described in this Current Report on Form 8-K, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Messrs. Snead and Lowry has a direct or indirect material interest. There are no family relationships between Messrs. Snead and Lowry and any of the Company’s directors or executive officers.
On May 31, 2018, Rony C. Kordahi, Executive Vice President, North American Operations of the Company, announced that he will be leaving the Company to pursue other opportunities. Mr. Kordahi has agreed to remain employed with the Company until July 25, 2018, or such shorter period requested by the Company to transition work. In connection with his departure from the Company, Mr. Kordahi will be eligible to receive the benefits provided by the Company upon a “Severance Event” pursuant to the Severance Policy contingent upon Mr. Kordahi’s execution and delivery of a general release of claims and restrictive covenant agreement. Additionally, a portion of Mr. Kordahi’s unvested time-based restricted stock will vest in accordance with the “termination without cause” treatment under the applicable equity award agreements (the form of which was included as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 4, 2016). At this time, Mr. Kordahi’s responsibilities will be assumed by other members of the Company’s management team while the Company searches for a permanent replacement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS & MINOR, INC.

Date: June 6, 2018	By:	/s/ Nicholas J. Pace
		Name:	Nicholas J. Pace
		Title:	Executive Vice President, General Counsel and Corporate Secretary